UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2009 (June 23, 2009)
Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware	1-9397	76-0207995
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2929 Allen Parkway, Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 23, 2009, Baker Hughes Incorporated (the “Company”) entered into an interest rate swap transaction whereby the Company swapped a notional amount of its $250 million of fixed rate debt at 6.50% into floating interest rate debt through November 15, 2013. Under the terms of the swap, the Company will (i) receive on the $250 million notional amount a 6.50% interest payment semi-annually on each May 15 and November 15, commencing November 15, 2009 through and including November 15, 2013; and (ii) pay on the $250 million notional amount a one-month LIBOR plus approximately 3.67% interest payment, payable monthly commencing on July 15, 2009 through and including November 15, 2013.
On June 24, 2009, the Company entered into a second interest rate swap transaction whereby the Company swapped a notional amount of its $250 million of fixed rate debt at 6.50% into floating interest rate debt through November 15, 2013. Under the terms of the swap, the Company will (i) receive on the $250 million notional amount a 6.50% interest payment semi-annually on each May 15 and November 15, commencing November 15, 2009 through and including November 15, 2013; and (ii) pay on the $250 million notional amount a three-month LIBOR plus approximately 3.54% interest payment, payable quarterly commencing on August 15, 2009 through and including November 15, 2013.
The economic impact of the two swap transactions is to convert the fixed interest rate on $500 million of the Company’s 6.5% Senior Notes maturing on November 15, 2013 (the “Notes”) to an effective variable interest rate based on (i) a one-month LIBOR plus a 3.67% interest payment and (ii) a three-month LIBOR plus 3.54% interest payment, respectively. The counterparties are primarily the lenders in our credit facilities.
Notwithstanding the terms of the swap transactions, the Company remains obligated for all amounts due and payable under the Notes pursuant to their terms.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: June 26, 2009	By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary